Exhibit 99.1

FOR IMMEDIATE RELEASE

ESCALADE SIGNS MULTI-YEAR AMENDMENT TO CREDIT AGREEMENT WITH JPMORGAN CHASE

Evansville, IN (June 2, 1010) Escalade, Incorporated (NASDAQ: ESCA) announced that, on May 31, 2010, it amended its existing Credit Agreement with its issuing bank JPMorgan Chase Bank, N.A (Chase) to provide for a new multi-year loan facility. As amended, the Credit Agreement now provides Escalade with a senior revolving credit facility in the maximum principal amount of up to $27,000,000 with a maturity date of May 31, 2012 and a term loan in the principal amount of $10,000,000 with a maturity date of May 31, 2015.

“We are very pleased with the improved multi-year credit agreement reached with Chase,” stated Robert J. Keller, President and Chief Executive Officer of Escalade, Incorporated. “The amended agreement is a direct result of actions we took to streamline the business, reduce inventory levels and focus on cost savings. Over the past year, we have reduced our debt load by approximately $19 million or 40%. The improved credit terms enhance our ability to execute our growth strategy, including product innovation, brand building and distribution expansion. While we are pleased with achieving this milestone, we are focused on delivering even greater results.”

Escalade is a leading manufacturer and marketer of sporting goods and office products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-1251.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks, include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade’s ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade’s ability to control costs, general economic conditions, fluctuations in operating results, changes in the securities markets, Escalade’s ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to update these forward-looking statements after the date of this report.